Exhibit 99.1

Contacts:
Manny Hernandez
CFO, VP Finance & Administration
(408) 943-2754

FOR IMMEDIATE RELEASE

Joseph L. McCarthy
VP Corporate Communications
(408) 943-2902

Cypress Q304 Revenue Update

SAN JOSE, Calif., September 28, 2004 – Cypress Semiconductor Corporation (NYSE: CY) today announced that it has revised its revenue outlook for the third quarter ending September 26, 2004.  Cypress now projects third quarter revenue to be approximately $219.0 million–$221.0 million, down from second-quarter revenue of $264.3 million. Pro forma earnings per share are expected to be $0.03–$0.051.

Cypress ascribed the revised projection to a sustained weakness in turns across multiple markets.  There was little business improvement during the month of September.

Cypress is scheduled to report its 2004 third quarter results in a webcast and conference call on October 14, 2004. The webcast will be accessible via the Investor Relations page on the Cypress website, www.cypress.com/investors.

About Cypress

Cypress Semiconductor Corp. (NYSE: CY) is Connecting from Last Mile to First Mile™ with high-performance solutions for personal, network access, enterprise, metro switch and core communications-system applications. Cypress Connects™ using wireless, wireline, digital, and optical transmission standards, including USB, Fibre Channel, SONET/SDH, Gigabit Ethernet and DWDM. Leveraging its process and system-level expertise, Cypress makes industry-leading physical layer devices, framers, and network search engines, along with a broad portfolio of high-bandwidth memories, timing technology solutions and reconfigurable mixed-signal arrays. More information about Cypress is accessible online at www.cypress.com.

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1The equivalent GAAP loss per share, which includes amortization of intangibles and other acquisition-related, restructuring and special charges and credits, is expected to be $0.02–$0.04.

“Safe Harbor” Statement under the private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts and that refer to Cypress’s plans and expectations for the third quarter of 2004 are “forward-looking statements” about the prospects for Cypress, which are based on our current expectations and could be affected by uncertainties and risk factors, including but are not limited to those described in our filings with the Securities and Exchange Commission. Our actual results may differ materially.

Cypress and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation. “Connecting from Last Mile to First Mile,” and “Cypress Connects” are trademarks of Cypress. All other trademarks are the property of their respective owners.